UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2013

AMERITYRE CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005
(Address of principal executive office)

Registrant's telephone number, including area code: (702) 293-1930

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced that L. Wayne Arnett has been appointed as Executive Vice-President and Chief Financial Officer, effective immediately. Mr. Arnett has been a member of the board of directors since March 2011.  He is a financial executive with 30 years of experience in operations, finance, accounting, and computer technology. He has an in-depth knowledge of  GAAP accounting and SEC reporting; forecasting and budgeting; policy and procedure development; human resources; risk management; banking and capital financing; account management; facility and operations management; and information systems. Since October 2009, Mr. Arnett has operated his own consulting firm, Arnett & Company, providing a broad spectrum of business services and support to clients in various industries.  From March 1997 to October 2009, he served as Senior Vice President - Finance & Technology / Chief Financial Officer for 30sixty Advertising & Design, Inc., an advertising agency that provided services to the major film studios. From December 1994 to March 1997, Mr. Arnett was Vice President and Chief Financial Officer for Hyperion Entertainment, a TV and feature-film production company.  Prior to December 1994, Mr. Arnett held various Chief Financial Officer and Controller positions with The Valencia Consulting Group, PSI (a Kohlberg & Co. investment), Waste Management and Marshall Industries.  From January 1981 to July 1987, he served in the Audit Division at Arthur Andersen & Co., Los Angeles and specialized in manufacturing clients. Mr. Arnett earned a B.S. in Business Administration (Accounting) from California State University, Northridge in 1981.  Mr. Arnett was accredited by the California State Board of Accountancy as a Certified Public Accountant, and is a veteran of the U.S. Army Corps of Engineers.

Mr. Arnett will be compensated at a rate of $96,000 per year with a monthly automobile allowance of $550, payment of rent and utilities on a corporate apartment and health insurance benefits, as well as reimbursement of travel and meal expenses. His employment is at-will and there is no written employment agreement.

The Company also announced that Glenn D. Bougie has been appointed to the board of directors, effective September 18, 2013. Mr. Bougie is a Certified Public Accountant with over 35 years of experience in finance, accounting and auditing. Mr. Bougie joined the public accounting firm of McGladrey&Pullen in 1977 after graduating from the University of Minnesota with a Bachelor of Science degree in accounting, and retired from the firm in 2011. As an Audit Partner with McGladrey& Pullen, Mr. Bougie managed the audits of both privately-owned and publicly-traded companies, actively practicing before the SEC. Through these experiences, Mr. Bougie gained a deep financial experience in the areas of auditing and financial reporting, Generally Accepted Accounting Principles, SEC reporting, and corporate governance. Supplemental to his role as Partner at McGladrey& Pullen, Mr. Bougie was a member of the Board of Directors of the Las Vegas Chapter of the Construction Financial Management Association from 1995 to 2011, and served as its Treasurer from 1997 to 2011. Mr. Bougie was a member of the Board of Directors of the Las Vegas Council Boy Scouts of America from 2000 to 2011, serving on the Investment Committee and serving as the Audit Committee Chair. Mr. Bougie served on the National Advisory Board of the Southern Utah University School of Business beginning in 1999, and served as the Board Chair from 2004 to 2011. Currently Mr. Bougie is a member of the Board of Directors and the Treasurer of the Mike Tyson Cares Foundation since 2012. Mr. Bougie is also currently a member of the Nevada State Board of Accountancy since 2007, serving as Secretary/Treasurer in 2008 and as President from 2009 to 2010.

Mr. Bougie has been appointed as Chairman of the Audit Committee. There is no any arrangement or understanding between the new director and any other persons pursuant to which such director was selected as a director. Mr. Bougie will be compensated as a director as well as for his service as Audit Committee Chairman under the provisions of the Directors’ 2011 Stock Option and Award Plan.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The board of directors has approved certain corrective changes to the Company’s bylaws to conform windows for establishing the record date and notice period to shareholders prior to an annual meeting to the statutory windows provided for under the Nevada Revised Statutes. The prior windows were between 10 and 50 days prior to a shareholders’ meeting, the revised bylaws increase the windows to between 10 and 60 days. No other changes have been approved. A copy of the revised bylaws is attached to this Report as an exhibit.

Item 9.01 Financial Statements and Exhibits.

3.02           Bylaws revised September 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  September 25, 2013

AMERITYRE CORPORATION

By: /S/ Timothy Ryan
Timothy Ryan, Chief Executive Officer and President